Exhibit 4.55.1

AMENDMENT AGREEMENT NO. 1 TO
GUARANTEE AGREEMENT NO. P-9152 DATED DECEMBER 20, 2002

Moscow	March 17, 2003

Sberegatelny Bank of the Russian Federation, a joint-stock commercial bank (an open joint-stock company), hereinafter referred to as the “Creditor”, in the person of its First Deputy Chairman of the Management Board, Ms. Alla K. Alyoshkina, acting on the basis of the Charter, on the one hand, and Vimpel-Communications, an open joint-stock company, hereinafter referred to as the “Guarantor”, in the person of its President and CEO, Mr. Jo O. Lunder, acting on the basis of the Charter, on the other hand, hereinafter collectively referred to as the “Parties”, have made this Amendment Agreement No. 1 (hereinafter, the “Amendment Agreement”) to Guarantee Agreement No. P-9152, dated December 20, 2002 (hereinafter, the “Agreement”) on the following:

1.

To amend clause 1.1 of the Agreement to read as follows:

“1.1

The subject of the Agreement is the Guarantor’s obligation to be liable to the Creditor for the performance by the Open Joint-Stock Company “VimpelCom-Region” (location: ul. 8-go Marta, 10, bldg. 14, Moscow, 127083, registered on August 3, 1999, with the Moscow Registration Chamber, registration number 081.925) (hereinafter, the “Borrower”) of obligations arising out of the Non-Revolving Credit Facility Agreement No. 9152 by and between the Borrower and the Creditor, dated December 12, 2002, hereinafter referred to as the “Credit Agreement”. The limit of Guarantor’s liability to the Creditor under the Credit Agreement is US$50,000,000.00 (fifty million).

2.

All other clauses of the Agreement not amended or restated herein shall have full force and effect.

3.

This Amendment Agreement shall become effective when signed by the Parties and shall constitute an inalienable part of the Agreement.

4.

This Amendment Agreement is made in 3 counterparts, each having equal legal force, two for the Creditor and one for the Guarantor.

Location and Banking Details of the Parties

Creditor:

Joint-Stock Commercial Sberegatelny Bank of the Russian Federation
(an open joint-stock company)
19 Vavilova str., Moscow, 117997
tel.: 957-5290, fax. 957-5561
Currency payments: Bank of New York, New York, acc. 8900057610, acc. 3030184040000014;
Ruble payments: acc. No. 30301810100000100014
Corr. acc. No. 30101810400000000225 with OPERU of CB RF Main Department for the city of Moscow, BIC 044525225, INN 770708389(3)

Guarantor:

Open Joint Stock Company Vimpel-Communications
125083 Moscow, Ul. 8 Marta, 10, bldg. 14.
INN 7713076301, tel/fax 212-14-35
Currency payments: acc. 40702840600020106393 with OPERU of Sberbank of Russia
Rubles payments: acc. No. 40702810300020106393 with OPERU of Sberbank of Russia
Corr. acc. No. 30101810400000000225 with OPERU of CB RF Main Department for the city of Moscow, BIC 044525225.

Signatures of the Parties

Creditor First Deputy Chairman of the Management Board of the Sberegatelny Bank of Russia	Guarantor President and CEO OAO Vimpel-Communications
/signed/ _____________________________________	/signed/ _____________________________________
A.K. Alyoshkina	Jo Lunder

/seal/	/seal/

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